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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  3

Name of Issuer:  Crumbs Bake Shop, Inc.

Title of Class of Securities:  Common Stock, par value $.0001 per share

CUSIP Number:  228803102


     (Date of Event Which Requires Filing of this Statement)

                        March 02, 2012

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
















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CUSIP Number: 228803102

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

         Peter A. Wright


2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only


4.  Citizenship or Place of Organization

         United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          0

6.  Shared Voting Power:

         576,100

7.  Sole Dispositive Power:

          0

8.  Shared Dispositive Power:

         576,100

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         576,100

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          10.2%

12. Type of Reporting Person

          IN




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CUSIP Number: 228803102

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

         P.A.W. Small Cap Partners, L.P.


2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only


4.  Citizenship or Place of Organization

         Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          0

6.  Shared Voting Power:

         300,000

7.  Sole Dispositive Power:

          0

8.  Shared Dispositive Power:

          300,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         300,000

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          5.4%

12. Type of Reporting Person

          PN


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CUSIP Number: 228803102

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          P.A.W. Capital Corp.


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          0

6.  Shared Voting Power:

          576,100

7.  Sole Dispositive Power:

          0

8.  Shared Dispositive Power:

          576,100

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          576,100

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          10.2%

12. Type of Reporting Person

          CO

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Item 1(a) Name of Issuer:  Crumbs Bake Shop, Inc.
      (b) Address of Issuer's Principal Executive Offices:

          110 West 40th Street
          Suite 2100
          New York, NY 10018

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Peter A. Wright
          c/o P.A.W. Capital Corp.
          4 Greenwich Office Park, 3rd Floor
          Greenwich, CT 06831

          P.A.W. Capital Corp.
          4 Greenwich Office Park, 3rd Floor
          Greenwich, CT 06831

          P.A.W. Small Cap Partners, L.P.
          4 Greenwich Office Park, 3rd Floor
          Greenwich, CT 06831

          Peter A. Wright - United States citizen

          P.A.W. Capital Corp. - Delaware Corporation

          P.A.W. Small Cap Partners, L.P. Delaware

    (d)   Title of Class of Securities: Common Stock par value $.0001 per share

    (e)   CUSIP Number:  228803102

Item 3.  If this statement is filed pursuant to Rule
13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or
             Endowment Fund,

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    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

 Item 4. Ownership.

         (a) Amount Beneficially Owned: 576,100 shares owned by Peter A. Wright; 576,100 shares owned by P.A.W. Capital Corp.; 300,000 shares owned by P.A.W. Small Cap Partners, L.P.

         (b) Percent of Class:  10.2% owned by Peter A.
             Wright; 10.2% owned by P.A.W. Capital Corp.; 5.4% owned by P.A.W. Small Cap Partners, L.P.

         (c) P.A.W. Capital Corp.: 576,100 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 576,100 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             Peter A. Wright: 576,100 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote;
             576,100 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             P.A.W. Small Cap Partners, L.P.: 300,000 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote;
             300,000 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A


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Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person.

         N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the
         Parent Holding Company or Control Person.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10.

    Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

















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         After reasonable inquiry and to the best of my
         knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



    __/s/ Peter Wright*_______
    Peter A. Wright


    P.A.W. CAPITAL CORP.*

By:
    ___/s/ Peter Wright___________
    Peter A. Wright
    President

    April 25, 2012
    __________________
    Date


*The Reporting Persons disclaim beneficial ownership over the securities reported herein except to the extent of the Reporting Persons' pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

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                            AGREEMENT

         The undersigned agree that this Amendment No. 3 to Schedule 13G dated April 25, 2012 relating to the Common Stock, par value $.0001 per share of Crumbs Bake Shop, Inc. shall be filed on behalf of the undersigned.


                                ___April 25, 2012_______________
					(date)

                                __/s/ Peter Wright______________
                                 Peter A. Wright

                                P.A.W. CAPITAL CORP.

                             By:
                                 __/s/ Peter Wright_____________
                                 Peter A. Wright
                                 President



























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